Eastman Announces First-Quarter 2019 Financial Results

KINGSPORT, Tenn., April 25, 2019 - Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2019 financial results.

(In millions, except per share amounts)	1Q2019	1Q2018
Sales revenue	$2,380	$2,607
Earnings before interest and taxes ("EBIT")	320	409
Adjusted EBIT*	352	459
Earnings per diluted share	1.49	2.00
Adjusted earnings per diluted share*	1.77	2.23
Net cash used in operating activities	(5)	(35)
Free cash flow*	(111)	(113)

*For non-core and unusual items (including related to the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of segment adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash used in operating activities, see Tables 1, 3A, 3B, 4A, 4B, 5A and 5B.

“We began 2019 with many of the challenges from the fourth quarter continuing in the first quarter, including reduced demand for specialty products in China and Europe resulting from trade issues, which also reduced flow through of lower-cost raw materials,” said Mark Costa, Board Chair and CEO. “Despite these challenges, adjusted EBIT increased by 28 percent in the first quarter from the fourth quarter demonstrating that we are gaining momentum. The contributions of our innovation-driven growth model continue to give us confidence in the resiliency of our portfolio and the sustainability of our cash flow going forward.” See Table 4A for reconciliation of fourth-quarter 2018 adjusted EBIT to reported EBIT.

Segment Results 1Q 2019 versus 1Q 2018

Additives & Functional Products - Sales revenue decreased particularly for adhesives resins products attributed to continued competitive pressures and for tire additives products attributed to global trade-related pressures. In addition, sales revenue was negatively impacted by an unfavorable shift in foreign currency exchange rates and lower selling prices, particularly for care chemicals due to cost pass-through contracts.

Reported and adjusted EBIT decreased primarily due to lower sales volume and an unfavorable shift in foreign currency exchange rates.

Advanced Materials - Sales revenue decreased primarily due to lower specialty plastics sales volume and an unfavorable shift in foreign currency exchange rates. The lower specialty plastics sales volume was attributed to continued customer inventory destocking related to uncertainty caused by the U.S. - China trade dispute. Performance films and advanced interlayers volume and product mix was relatively unchanged.

Reported and adjusted EBIT decreased primarily due to lower sales volume and an unfavorable shift in foreign currency exchange rates.

Chemical Intermediates - Sales revenue decreased primarily due to lower bulk ethylene sales volume resulting from the refinery-grade propylene investment, which reduced bulk ethylene production while maintaining propylene production. Sales revenue was also negatively impacted by lower selling prices resulting from lower market prices due to raw material price declines primarily for a few olefin products, particularly glycols.

Reported EBIT increased due to coal gasification incident net costs in first quarter 2018. Adjusted EBIT decreased primarily due to lower sales volume and selling prices declining slightly more than raw material costs primarily for a few olefin products, particularly glycols.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume, attributed to China trade-related issues and other customer buying patterns, as well as lower acetate tow selling prices.

Reported EBIT included coal gasification incident net costs in first quarter 2018. Reported and adjusted EBIT decreased primarily due to lower acetate tow sales volume somewhat offset by increased textiles products sales volume and lower raw material costs.

Cash Flow

The company continues to expect to generate greater than $1.1 billion of free cash flow (cash from operating activities less net capital expenditures) in 2019. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

In first quarter 2019, $5 million net cash was used in operating activities and free cash flow was $(111) million due to a normal seasonal working capital increase. In first quarter 2019, the company returned $212 million to stockholders, with $87 million of dividends and $125 million of share repurchases. See Tables 5A and 5B.

2019 Outlook

Commenting on the outlook for full-year 2019, Costa said: “We delivered strong sequential earnings growth in the first quarter and expect strong sequential earnings growth in the second quarter. We are doing a good job of sequentially increasing spreads in specialty products, while also driving new business growth leveraging our innovation-driven growth model. However, we are operating in a difficult global business environment in the first half of the year as challenges from the fourth quarter persist. These include slow global economic growth in part due to the delay in settling the U.S.-China trade dispute, slow flow through of lower-cost raw materials, and a stronger U.S. dollar. Given the difficult global business environment in the first half of the year and our commitment to stockholder value creation, we are taking additional aggressive cost reduction actions. Looking forward, we see signs that the macro economic challenges are lessening with an improvement in orders in March and April, which gives us confidence that the global economy will continue to strengthen in the back half of this year. Taking all of this together, we continue to expect 2019 adjusted EPS growth to be between 6 - 10 percent.”

The full-year 2019 projected earnings exclude any non-core, unusual or non-recurring items in the remaining nine months of 2019 and assume that the adjusted effective rate detailed in Tables 4A and 4B for the first three months of 2019 will be the actual rate for the full year 2019. Our 2019 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2019 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2019. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2018 available, and the Form 10-Q to be filed for first quarter 2019 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 26, 2019 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. The slides to be discussed during the call and webcast will be available at www.investors.eastman.com at approximately 5:00 p.m. ET on April 25, 2019. To listen via telephone, the dial-in number is 323-794-2093, passcode number 6973429. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 26, 2019 to 11:00 a.m. ET, May 6, 2019 at 888-203-1112 or 719-457-0820, passcode 6973429.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2018 revenues of approximately $10 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 25, 2019

For Eastman Chemical Company First Quarter 2019 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2019	2018
Sales	$2,380	$2,607
Cost of sales (1)	1,806	2,026
Gross profit	574	581
Selling, general and administrative expenses	187	190
Research and development expenses	58	56
Asset impairments and restructuring charges, net	32	2
Other components of post-employment (benefit) cost, net	(21)	(30)
Other (income) charges, net (2)	(2)	(46)
Earnings before interest and taxes	320	409
Net interest expense	56	59
Earnings before income taxes	264	350
Provision for income taxes	55	60
Net earnings	209	290
Less: Net earnings attributable to noncontrolling interest	—	—
Net earnings attributable to Eastman	$209	$290

Basic earnings per share attributable to Eastman	$1.50	$2.03
Diluted earnings per share attributable to Eastman	$1.49	$2.00

Shares (in millions) outstanding at end of period	138.6	142.6
Shares (in millions) used for earnings per share calculation
Basic	139.0	142.8
Diluted	140.1	144.8

(1)
First quarter 2018 included $87 million of net costs from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	First quarter 2018 included a $50 million gain from insurance for property damage from the coal gasification incident.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2019	2018
Sales by Segment
Additives & Functional Products	$855	$939
Advanced Materials	657	693
Chemical Intermediates	655	730
Fibers	213	245
Total Sales by Segment	2,380	2,607
Other	—	—
Total Eastman Chemical Company	$2,380	$2,607

Table 2B – Sales Revenue Change

	First Quarter 2019 Compared to First Quarter 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(9)%	(5)%	(2)%	(2)%
Advanced Materials	(5)%	(4)%	1%	(2)%
Chemical Intermediates	(10)%	(6)%	(3)%	(1)%
Fibers	(13)%	(11)%	(2)%	—%

Total Eastman Chemical Company	(9)%	(6)%	(1)%	(2)%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2019	2018
Sales by Customer Location
United States and Canada	$1,000	$1,100
Asia Pacific	553	642
Europe, Middle East, and Africa	689	727
Latin America	138	138
Total Eastman Chemical Company	$2,380	$2,607

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2019	2018
Additives & Functional Products
Earnings before interest and taxes	$146	$176
Asset impairments and restructuring charges, net (2)	4	—
Net coal gasification incident costs	—	2
Excluding non-core and unusual items	150	178
Advanced Materials
Earnings before interest and taxes	102	135
Net coal gasification incident costs	—	3
Excluding unusual item	102	138
Chemical Intermediates
Earnings before interest and taxes	73	70
Net coal gasification incident costs	—	19
Excluding unusual item	73	89
Fibers
Earnings before interest and taxes	42	43
Net coal gasification incident costs	—	13
Excluding unusual item	42	56
Other
Loss before interest and taxes	(43)	(15)
Asset impairments and restructuring charges, net (3)	28	2
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	11
Excluding non-core and unusual items	(15)	(2)

Total Eastman Chemical Company
Earnings before interest and taxes	320	409
Asset impairments and restructuring charges, net	32	2
Net coal gasification incident costs	—	37
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	11
Total earnings before interest and taxes excluding non-core and unusual items	$352	$459

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$320	$409
Costs of sales	—	87
Selling, general and administrative expenses	—	3
Asset impairments and restructuring charges, net	32	2
Other (income) charges, net	—	(42)
Total earnings before interest and taxes excluding non-core and unusual items	$352	$459

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2018 for descriptions of first three months 2018 non-core and unusual items.

(2)	Additional restructuring charge related to a capital project discontinued in 2016.

(3)	Primarily severance and related restructuring costs.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2019		2018
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$150	17.5%	$178	19.0%
Advanced Materials	102	15.5%	138	19.9%
Chemical Intermediates	73	11.1%	89	12.2%
Fibers	42	19.7%	56	22.9%
Total segment EBIT excluding non-core and unusual items	367	15.4%	461	17.7%
Other	(15)		(2)
Total EBIT excluding non-core and unusual items	$352	14.8%	$459	17.6%

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.

(2)	Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	First Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$320	$264	$55	21%	$209	$1.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	32	32	6		26	0.18
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Interim adjustment to tax provision (2)	—	—	(3)		3	0.03
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$352	$296	$48	17%	$248	$1.77

	First Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$409	$350	$60	17%	$290	$2.00
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	2	2	—		2	0.01
Net coal gasification incident costs	37	37	8		29	0.20
Costs resulting from tax law changes and outside-U.S. entity reorganizations	11	11	3		8	0.06
Interim adjustment to tax provision (2)	—	—	5		(5)	(0.04)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$459	$400	$76	19%	$324	$2.23

(1)
See Table 3A for description of first quarter 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The adjusted provision for income taxes for first quarter 2019 and 2018 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$135	$71	$36	51%	$34	$0.24
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	39	39	—		39	0.28
Mark-to-market pension and other postretirement benefit plans loss, net	99	99	24		75	0.53
Net costs resulting from coal gasification incident	3	3	1		2	0.02
Early debt extinguishment costs	—	7	1		6	0.04
Adjustment to estimated net tax benefit from tax law changes	—	—	(24)		24	0.17
Interim adjustment to tax provision (2)	—	—	(16)		16	0.11
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$276	$219	$22	11%	$196	$1.39

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's 2018 Annual Report on Form 10-K and Tables 3A and 4 of the Company's Current Report on Form 8-K dated and furnished January 31, 2019 for descriptions of fourth quarter 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	Fourth quarter 2018 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted 2018 full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months
	2019	2018
Effective tax rate	21%	17%
Discrete tax items (1)	—%	1%
Tax impact of current year non-core and unusual items (2)	(2)%	2%
Forecasted full year impact of expected tax events	(2)%	(1)%
Forecasted full year effective tax rate	17%	19%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First three months 2018 discrete items consist of excess tax benefits related to share-based compensation.

(2)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2019	2018
Operating activities
Net earnings (1)	$209	$290
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	155	152
Gain from property insurance	—	(50)
Provision for deferred income taxes	4	11
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(149)	(223)
(Increase) decrease in inventories	(122)	(80)
Increase (decrease) in trade payables	(42)	8
Pension and other postretirement contributions (in excess of) less than expenses	(36)	(36)
Variable compensation (in excess of) less than expenses	(77)	(77)
Other items, net	53	(30)
Net cash used in operating activities	(5)	(35)
Investing activities
Additions to properties and equipment	(106)	(128)
Proceeds from property insurance (2)	—	50
Acquisitions, net of cash acquired	(19)	—
Net cash used in investing activities	(125)	(78)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	370	199
Proceeds from borrowings	125	275
Repayment of borrowings	(175)	(175)
Dividends paid to stockholders	(87)	(80)
Treasury stock purchases	(125)	(100)
Other items, net	(6)	(3)
Net cash provided by financing activities	102	116
Effect of exchange rate changes on cash and cash equivalents	(3)	—
Net change in cash and cash equivalents	(31)	3
Cash and cash equivalents at beginning of period	226	191
Cash and cash equivalents at end of period	$195	$194

(1)	First quarter 2018 includes $29 million costs from the coal gasification incident.

(2)	Cash proceeds from insurance for coal gasification incident property damage.

Table 5B – Net Cash Used In Operating Activities to Free Cash Flow Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2019	2018
Net cash used in operating activities	$(5)	$(35)
Capital expenditures
Additions to properties and equipment	(106)	(128)
Proceeds from property insurance (1)	—	50
Net capital expenditures	(106)	(78)
Free cash flow	$(111)	$(113)

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2019	2018
Total borrowings	$6,464	$6,168
Less: Cash and cash equivalents	195	226
Net debt	$6,269	$5,942